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                                                                       EXHIBIT 5


                     [LETTERHEAD OF KATTEN MUCHIN & ZAVIS]


                                                                  (312) 902-5200

                                 June 16, 1999


Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661

          Re: Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel for Heller Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the Company's issuance of up to 9,453,201 shares of its Class A Common Stock, $0.25 par value per share (the "Shares"), in accordance with the Agreement and Plan of Merger, dated and amended as of April 19, 1999 (the "Agreement"), by and among the Company, HF5, Inc. ("HF5") and HealthCare Financial Partners, Inc. ("HealthCare"), pursuant to which HealthCare will be merged into HF5 (the "Merger"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants and transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Amended and Restated Certificate of Incorporation, (c) the Company's Amended and Restated By-Laws, (d) minutes of meetings of the Board of Directors of the Company, (e) the Agreement and (f) a specimen certificate representing the Class A Common Stock.

     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.
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Heller Financial, Inc.
June 16, 1999
Page 2


     Based upon and subject to the foregoing, it is our opinion that, when the Merger is consummated in accordance with the Agreement and the Shares are delivered in exchange for shares of HealthCare Common Stock as contemplated by the Agreement, the Shares issued in the Merger will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ KATTEN MUCHIN & ZAVIS

                                       KATTEN MUCHIN & ZAVIS